Exhibit 10.4

January 18, 2013

Lisa D. Leach

Address on file with SeaCube Container Leasing, Ltd.

Dear Ms. Leach:

This Letter Agreement sets forth the agreement made this 18th day of January, 2013, by and between SC Acquisitionco Ltd. (the “Amalgamated Corporation”), SeaCube Container Leasing, Ltd. (the “Company”) and Lisa Leach (the “Executive”), a member of the management team of the Company, regarding the Executive’s employment with the Company and ownership of equity in the Amalgamated Corporation in connection with the Agreement and Plan of Amalgamation dated January 18, 2013 by and among 2357575 Ontario Limited, an entity of Ontario Teachers’ Pension Plan Board (“OTPPB”), Amalgamated Corporation and the Company (the “Merger Agreement”).

In connection with the Closing, you will receive certain benefits including, but not limited to, accelerated vesting of your outstanding restricted shares of the Company. You hereby agree that you will not resign from the Company without Good Reason (as defined in the Employment Agreement) prior to the Closing. In accordance with the terms of this Letter Agreement, from and after the Closing, your employment with the Company will be governed by the terms of an employment agreement entered into in connection with the Merger Agreement (your “Employment Agreement”) in substantially the form attached hereto as Exhibit A. You agree that “Good Reason” is not triggered in your Employment Agreement or for purposes of the Company’s Key Employee Severance Plan by or as a result of the transactions contemplated by the Merger Agreement (including, without limitation, the Company’s equity not being publicly traded following the Closing).

As an inducement to your continued employment with the Company after the Closing, you will be granted options in the Amalgamated Corporation upon or as soon as practicable after the Closing covering such number of shares of common stock of the Amalgamated Corporation that represents 7.5% of the option pool pursuant to a stock option plan and stock option agreement containing terms substantially consistent with the terms set forth in the Management Term Sheet (the “Management Term Sheet”) attached hereto as Exhibit B. Additionally, you agree that prior to the Closing, you will enter into a subscription agreement to invest $500,000 in the Amalgamated Corporation (the “Co-Investment”) on substantially the same terms as OTPPB, including those related to dividends, provided your shares will be subject to customary resale restrictions, puts and calls, drags and tags as set forth in a stockholders agreement containing terms substantially consistent with the terms set forth in the Management Term Sheet. Subject to such actions being achievable in connection with the Closing, your Co-Investment will be made by an automatic deduction from the after-tax proceeds otherwise payable to you from the cash-out of your restricted shares in the Company, all of which shall vest immediately upon the Closing, and if such proceeds are insufficient, by wire transfer at the Closing.

This Letter Agreement shall automatically become null and void in the event the Merger Agreement is terminated in accordance with its terms prior to the Closing occurring. In the event the Merger Agreement terminates prior to the Closing, or, prior thereto, your employment terminates by reason of your death, Disability, by you for Good Reason, or by the Company without Cause (as such terms are defined in the Employment Agreement), all of the provisions of this Letter Agreement will terminate and there will be no liability of any kind under this letter. For the avoidance of doubt, if, prior to the Closing, you resign your employment without Good Reason, or your employment is terminated by the Company for Cause, you will still be required to make the Co-Investment. The parties agree that irreparable damage would occur in the event that you fail to make the Co-Investment as required by the terms of this Letter Agreement. In the event you fail to make such Co-Investment when required for any or no reason (whether willfully, intentionally, unintentionally or otherwise), then it is accordingly agreed that the Company and OTPPB shall be entitled to enforce specifically the terms and provisions of this Letter Agreement related to the Co-Investment in any state or federal court sitting in the State of Delaware, without proof of actual damages and without any requirement to provide any bond or other security. In addition, if your employment terminates for any reason prior to the Closing, you will not receive the options contemplated by the Management Term Sheet. This Letter Agreement shall be governed by the law of the State of Delaware without regard to conflict of law principles.

We look forward to working with you. Please confirm your acceptance of the foregoing by countersigning below.

2

Sincerely, SC Acquisitionco Ltd.

By:	/s/ Lee Sienna
Name: Lee Sienna Title: Authorized Signatory

Accepted and Agreed as of the date hereof

/s/ Lisa Leach
Lisa Leach

SeaCube Container Leasing, Ltd.

By:	/s/ Joseph Kwok
Name: Joseph Kwok Title: Chief Executive Officer

[Lisa Leach Employment Side Letter Signature Page]

3

Exhibit A

Employment Agreement

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated January 18, 2013, is entered into by and among SeaCube Container Leasing Ltd., a Bermuda exempted company (“SeaCube” or “Company”), SC Acquisitionco Ltd. (the “Amalgamated Corporation”), and Lisa Leach (the “Executive”).

WHEREAS, in connection with the Agreement and Plan of Amalgamation entered into on January 18, 2013 by and among 2357575 Ontario Limited, an entity of Ontario Teachers’ Pension Plan Board (“OTPPB”), Amalgamated Corporation and the Company (the “Merger Agreement”), the parties mutually desire to enter into this Agreement, effective as of the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”), which sets forth the terms and conditions of the Executive’s employment with the Company as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Terms of Employment.

(a) While employed hereunder, the Executive shall serve as the Vice President, General Counsel of the Company, and in such position shall have the duties, responsibilities and authority commensurate with the status of such position in an entity of similar size and stature of the Company and shall render services consistent with such position. In all cases, the Executive shall be subject to the supervision and authority of, and shall report to the Chief Executive Officer of the Company. While employed by the Company, the Executive agrees to devote all of her working time and efforts to the business and affairs of the Company and its affiliates, subject to four calendar weeks of vacation as well as sick leave to which she is entitled in accordance with the Company’s policies as in effect at such time, and the Executive shall use her best efforts in such endeavors and shall not engage in activities that substantially interfere (individually or in the aggregate) with such performance. For the avoidance of doubt, the Executive may, in compliance with the preceding sentence, at any time during the Executive’s employment at the Company serve as a director of one for-profit enterprise and one non-profit enterprise, in each case so long as such directorship is both pre-approved by the Company (which approval will not be unreasonably withheld) and does not interfere with the Executive’s performance of her duties to the Company or interfere with or damage the business interests or reputation of the Company. The Executive agrees to discharge her duties to SeaCube diligently, faithfully and in the best interests of the Company. Notwithstanding the foregoing or anything else contained in this Agreement, the Company retains the right to terminate the Executive’s employment at any time for any reason or no reason (and whether or not for Cause (as defined below)). The Executive is an “at will” employee, and this Agreement is not a contract for employment for any specific period of time.

(b) As compensation for the Executive’s services as Vice President, General Counsel of SeaCube, the Company shall pay the Executive a base salary (the “Base Salary”) while employed by the Company at a rate of US$288,000 per year. The Base Salary shall be paid to the Executive in accordance with (and at such times as) the usual payroll practices of the Company in effect from time to time.

(c) In addition, the Executive shall, subject to the other terms of this Section 1(c), be paid a discretionary cash performance bonus (a “Performance Bonus”) in respect of the year ending December 31, 2012 and each calendar year thereafter in which the Executive is employed by the Company for the entirety of such calendar year. In order to be eligible to receive payment of any Performance Bonus, the Executive must be an active employee at, and not have given or received notice of termination or resignation of employment (except for Good Reason (as defined below)) prior to, the time of payment of any such Performance Bonus (which shall be paid in accordance with (and at such time as) the usual bonus payroll practices of the Company in effect at such time, but no later than March 15 of the immediately subsequent calendar year); provided, however, that, if the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, and any Performance Bonus has been earned with respect to a completed calendar year but not yet paid at the time of such termination, any such Performance Bonus shall be paid as soon as practicable following such termination, but no later than March 15 of the calendar year immediately following the completed calendar year in which the bonus was earned. While the target for any Performance Bonus will be 50% and the maximum will be 75% of the Executive’s then current annual salary, the exact amount of any Performance Bonus payable to the Executive in respect of any calendar year shall be at the sole discretion of the Compensation Committee of the SeaCube Board of Directors, taking into account the success of the Company as a whole as well as the contribution of the Executive to that success (based upon performance targets established by the Compensation Committee of the SeaCube Board of Directors within 90 days after the beginning of each calendar year, commencing with 2011). Payment of any Performance Bonus to the Executive in any given year shall not entitle the Executive to additional compensation or a Performance Bonus (or any other bonus) in or in respect of any subsequent year.

(d) While employed by the Company, the Executive will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs (excluding any bonus, incentive and severance plans and programs) maintained from time to time for the Company’s employees generally, in accordance with the terms thereof in effect from time to time. For purposes of clarification, nothing contained in this Agreement shall limit or otherwise affect the ability of the Company or any affiliate thereof (if applicable) to amend, terminate or otherwise modify any such benefit plan or program now or hereafter in existence in accordance with its terms and applicable law.

(e) If other than due to death or Disability, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination is a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), upon the Executive’s execution of a general release of claims in a form satisfactory to the Company, and the expiration of the applicable revocation period, within sixty (60) days following the date of termination (the “Release Effectiveness Date”), the Company shall pay the Executive an amount in cash equal to one (1) year’s annual base salary of the Executive in effect on the date of such termination. Such amount shall be paid in equal monthly installments during the one-year period following the Release Effectiveness Date, commencing on the first payroll date to occur after the sixtieth (60th) day following the date of termination.

(f) For the purposes of this Agreement, the following terms have the respective meanings set forth below:

(i) An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(ii) A termination for “Cause” shall mean termination of the Executive’s employment with the Company and its subsidiaries as a result of any of the following:

(a) the Executive commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company or any of its affiliates, including, but not limited to, falsifying any documents or agreements (regardless of form); or

(b) the Executive materially violates any rule or policy of the Company or any of its affiliates (I) for which violation an employee may be terminated pursuant to the written policies of the Company or any of its affiliates reasonably applicable to such an employee or (II) which violation results in material damage to the Company or any of its affiliates or (III) which, after written notice to do so, the Executive fails to correct within 30 days; or

(c) the Executive willfully breaches or habitually neglects any material aspect of the Executive’s duties assigned to the Executive by the Company or any of its affiliates, which assignment was reasonable in light of the Executive’s position with the Company or its subsidiaries (all of the foregoing duties, “Duties”); or

(d) the Executive fails, after written notice, adequately to perform any Duties and such failure is reasonably likely to have a material adverse impact upon the Company or any of its affiliates or the operations of any of them; or

(e) the Executive materially fails to comply with a specific directive from the SeaCube Board of Directors or the board of directors (or similar body) of any of its affiliates with respect to a material matter, which directive is made specifically to Executive and was reasonable in light of the Executive’s position with the Company or any of its subsidiaries; or

(f) while employed by the Company or its subsidiaries, and without the written approval of the Company’s Chief Executive Officer, the Executive performs services for any other corporation or person which competes with the Company or any of its affiliates or otherwise violates Section 2 or 3 hereof; or

(g) the Executive is convicted by a court of competent jurisdiction of, or enters a plea of no contest to, a felony (other than a traffic or moving violation) or any crime involving dishonesty; or

(h) any other action or condition that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Executive knew or reasonably should have known, adopted in good faith by the SeaCube Board of Directors or the board of directors (or similar body) of any of its affiliates from time to time prior to such action or condition; or

(i) any willful breach by the Executive of her fiduciary duties as an officer of SeaCube or any of its respective subsidiaries.

(iii) “Change of Control” means an event or series of events by which Ontario Teachers’ Pension Plan Board (“OTPPB”) directly or indirectly legally or beneficially owns less than 50% of the voting stock (or other equity interest) of SeaCube, in each case adjusted pursuant to any stock (or share) split, stock (or share) dividend, recapitalization or reclassification of the capital of SeaCube; provided, however, that a “Change of Control” shall not be deemed to occur:

(a) upon an acquisition, merger, amalgamation, continuation into another jurisdiction or other business combination involving SeaCube, including the sale of all or substantially all of the assets of SeaCube (each, a “Business Combination”), if OTPPB collectively (I) directly or indirectly legally or beneficially owns at least 30% of the voting stock (or other equity interest) of SeaCube or the surviving/acquiring entity, as the case may be, and (II) continues to be the largest shareholder (or other holder of equity) of SeaCube or the surviving/acquiring entity, as the case may be, following such Business Combination, and a “Change of Control” will not result after any such Business Combination so long as the conditions set forth in clauses (I) and (II) continue to be satisfied; or

(b) (I) upon an IPO (without regard to the percentage of voting stock (or other equity interest) of SeaCube directly or indirectly legally or beneficially owned by OTPPB immediately after such IPO) or (II) without limiting clause (I), if at any time following an IPO, OTPPB collectively directly or indirectly legally or beneficially owns at least 30% of the voting stock (or other equity interest) of SeaCube and is the largest shareholder (or other holder of equity) of SeaCube.

(iv) “Disability” means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan, or disability plan, covering employees of the Company or any of its affiliates.

(v) “Fair Market Value” of each Share shall be determined as of the time of the event requiring valuation of Shares hereunder by the Board in good faith; provided, however, that such determination shall be based upon SeaCube as a going concern and shall not discount the value of such shares either because they are subject to the restrictions set forth in this Agreement or because they constitute only a minority interest in SeaCube.

(vi) The Executive will be treated as having terminated her employment with the Company for “Good Reason” if the Executive resigns as an employee of the Company following the sixtieth (60th) day after the occurrence of any of the following events, which has not been cured within thirty (30) days of the Executive providing prior written notice of such event(s) to the Company:

(a) any material and sustained reduction in the Executive’s title or job responsibilities; or

(b) once the Executive’s Base Salary is increased, any reduction in the Executive’s Base Salary below such increased amount (other than an across-the board reduction that applies to all employees or solely to senior executives of the Company); or

(c) any requirement by the Company that the Executive’s principal place of work not be at the Executive’s home office, it being understood that reasonable and customary business travel shall not give rise to Good Reason; or

(d) during the one-year period following any Change of Control, the failure of any successor to the Company, whether direct or indirect and whether by merger, acquisition, consolidation or otherwise, to assume in writing delivered to the Executive, the obligations of the Company under this Agreement.

(vii) “IPO” means a firmly underwritten initial public offering pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, covering the offer and sale of SeaCube common shares (or other equity interest) for the account of SeaCube to the public generally in which the net proceeds to SeaCube are not less than US$50,000,000.

2. Restrictive Covenants. The Executive acknowledges that during the period of her employment with the Company she shall have access to secret and confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, and will meet and develop relationships with potential and existing suppliers, financing sources, clients, customers and employees of the Company and its affiliates.

(a) Noncompetition; Nonsolicitation. The Executive agrees that during the period of her employment with the Company or any of its subsidiaries or affiliates and for the one (1) year period immediately following termination of such employment (whether as a result of termination for Cause, termination other than for Cause, resignation (with or without Good Reason), death, Disability or otherwise), the Executive shall not:

(i) directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) own, manage, operate, control, participate in, perform services for, make any investment in or otherwise carry on, any business that is competitive with any business engaged in or conducted by the Company or any of its affiliates, or any business that the Company or any of its affiliates proposes to engage in or conduct, at such time, including the business of owning, leasing (as lessor, sublessor, lessee or sublessee) or managing containerships, shipping containers or intermodal chassis; or

(ii) directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its affiliates, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or any of its affiliates or any person who within six months before had been a nonclerical employee of the Company or any of its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company (other than any of the foregoing activities engaged in with the prior written approval of the Company); or

(iii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company or any of its affiliates to terminate such agency or business relationship.

Nothing contained in this Agreement shall limit or otherwise affect the ability of the Executive to own not more than 1.0% of the outstanding capital stock of any entity that is engaged in a business competitive with the Company or any of its affiliates, provided that such investment is a passive investment and such Executive is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business. In the event that Executive inadvertently accumulates more than 1.0% of such competitive entity, provided Executive gives the Company immediate written notice thereof and divests himself of such passive investment within thirty (30) days of her accumulating more than 1% of such competitive entity, the Company will not seek any other relief for violation of this provision.

(b) Disparaging Comments. The Executive and the Company agree that both during and after the Executive’s employment with the Company or any of its affiliates, the Executive and the Company shall not make any disparaging or defamatory comments regarding the other (including the Company’s subsidiaries or affiliates), or make any disparaging or defamatory comments concerning any aspect of the termination of the employment relationship. The obligations of the Executive and the Company under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 2 shall limit any common law or statutory obligation that the Executive may have to the Company or any of its affiliates. For purposes of this Section 2 and Section 3, “the Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Executive’s employer as a result of any Business Combination, reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with tax planning or other reasons, to terminate the Executive’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Executive’s employment relationship with such entity mutatis mutandis.

3. Confidentiality. During employment and following termination of employment, the Executive will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates (i) obtained by the Executive during employment by the Company or its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. The Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event the Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, the Executive will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such information to the extent possible under applicable law. The Company agrees to reimburse Executive for all reasonable expenses actually incurred and paid in connection with such cooperation, including reasonable attorneys’ fees for separate counsel for Executive, which counsel Executive may select in her sole reasonable discretion. Upon termination of employment with the Company and its affiliates, or at any time as the Company may request, the Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate of the Company, the Executive or a third party) relating to the Company, an affiliate of the Company or any of their businesses or property which the Executive may possess or have under the Executive’s direction or control other than documents provided to the Executive as a participant in any employee benefit plan, policy or program of the Company or any of its affiliates or any agreement by and between the Executive, and the Company or any of its affiliates with regard to the Executive’s employment or severance.

4. Notices. All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(a) if to the Executive, at the address of the Executive in the Company’s personnel records or at such other address as provided in writing to the Company or at such other place as the Executive shall have designated by notice as herein provided to the Company; and

(b) if to the Company, at SeaCube Container Leasing Ltd., 1 Maynard Drive, Park Ridge, NJ 07656, Attention: General Counsel; copy to Seacastle Inc., at 211 College Road East, Princeton, NJ 08540, Attention: Chief Executive Officer, or in each case at such other place as such person shall have designated by notice as herein provided to the Executive, with a copy to Ontario Teachers’ Pension Plan Board at 5650 Yonge St. Toronto, ON M2M 4GS, Canada.

5. Specific Performance. Due to the fact that damages to the Company and its affiliates will be difficult to ascertain and remedies at law to the Company and its affiliates will be inadequate and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by either party hereto, the other party shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

6. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

7. Section 280G. Notwithstanding anything in this Agreement or any other plan or agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change of Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any of its affiliates making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first.

8. Miscellaneous.

(a) The Executive acknowledges and agrees that nothing herein, including the provisions of Section 1 of this Agreement, shall be deemed to create any implication concerning the adequacy of the Executive’s services to the Company or any of its affiliates.

(b) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company and the Executive. The Executive represents that she is free to enter into this Agreement without violating any agreement or covenant with, or obligation to, any other entity or individual.

(c) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(d) Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and their respective successors and assigns and the Executive and the Executive’s heirs, personal representatives, successors and assigns. Except as specified herein, this Agreement shall not be assignable.

(e) Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(f) Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.

(g) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(h) Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply. Words herein of any gender are deemed to include each other gender.

(i) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

(j) The Executive agrees that, subsequent to any termination of her employment, she will continue to cooperate with the Company in the prosecution and/or defense of any claim in which the Company may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses (including reasonable attorneys’ fees) actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Company, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in the Executive’s possession or control arising out of her employment in a reasonable time, place and manner.

(k) All payments pursuant to this Agreement shall be subject to regular withholding and deductions for taxes. Executive shall pay the applicable entity promptly upon request an amount equal to the taxes the Company determines it is required to withhold. The Executive shall make such payment in cash.

(l) The Executive hereby irrevocably consents and agrees that any legal action, suit or proceeding against him with respect to her obligations or liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in the United States District Court of the Southern District of New York or in the courts of the State of New York, sitting in New York County and, by execution and delivery of this Agreement, the Executive, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts, in person, generally and unconditionally with respect to any such action, suit or proceeding, (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, (iii) waives any objection to the laying of venue of any such action, suit or proceeding therein, (iv) agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum and (v) consents to service of process in connection with an such action, suit or proceeding by the delivery of notice to such Executive’s address set forth in this Agreement.

(m) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.

(n) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING

CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the first date written above.

SEACUBE CONTAINER LEASING LTD.

By:
Name:
Title:

Lisa Leach

SC Acquisitionco Ltd.

By:
Name: Lee Sienna
Title: Authorized Signatory

Exhibit B

Management Term Sheet

This summary sets forth the terms for the continued employment of Ms. Leach (the “Executive”). It is anticipated that the Executive will make an investment in the Surviving Corporation and receive new options in the Surviving Corporation shortly after the Closing, as set forth below.

Employment Terms

Enter into employment agreement with an annual base salary equal to $288,000 and annual bonus that will be paid entirely in cash (i.e. no bonus restricted shares) and will be targeted at 50% of base salary (maximum 75%).

Executivewill be a Tier II participant of the Key Employee Severance Plan for at least two years following Closing.

Co-Investment/ Rollover

Executive will invest a minimum of $500,000, shares issued at same price as OTPPB shares and will be treated the same as OTPPB shares (including for dividends), but with customary resale restrictions (i.e. these shares cannot be sold (1) unless and until OTPPB sells its shares or (2) in accordance with the good leaver provisions in the chart that follows).

After five years, Co-Invest shares may be put back to the Company at 20% per year, subject to continued employment. Provided Executive continues to be employed, the put is cumulative, i.e. if the 20% in year 6 is not put back, 40% may be put back in year 7.

New Options

•      Will be granted options representing 7.5% of the option pool. The total option pool is expected to consist of 3,988,480 options to purchase shares of the Amalgamated Corporation.

•      Options will vest as follows, subject to the good leaver pro-rata provisions shown below:

•      Performance-Based: 50% of the options:

•      All performance-based options would be subject to 5-year cliff vesting (i.e., vest at end of year 5 if performance is met).

•      After five years, performance-based shares may be put back to the Company at 20% in each of years 6, 7, 8, 9 and 10, subject to continued employment. Provided Executive continues to be employed, the put is cumulative.

•      Time-Based: 50% of the options:

•      20% of time-based options vest at the end of year 3, 20% vest at the end of year 4 and 60% vest at the end of year 5.

•      20% of any time-based shares may be put back at the end of years 3, 4, 5, 6, and 7, subject to continued employment. Provided Executive continues to be employed, the put is cumulative.

•      Pro-rata vesting upon a termination due to death, Disability, Retirement, termination without Cause or for Good Reason:

•      For time-vested options: entitled to proportionate vesting on an annual basis for each completed year of service (so if terminated 26 months after closing, 2/5 of the options vest).

•      For performance-vested options: entitled to any options for which the performance metrics were previously met (so if terminated 26 months after closing, and the performance metrics for year 1 and year 2 were met, 2/5 of the options would vest).

•      For performance-based options, performance metrics would be tied to Adjusted Net Income, and would be subject to continued employment through the entire 5-year period, such that a maximum 20% of the performance-based options would performance vest each year but remain subject to 5-year time-based cliff vesting (subject to pro-rata vesting described above).

•      The chart that follows shows the provisions relating to put rights applicable to certain good leaver/bad leaver scenarios.

•      Strike price at grant based on OTPPB’s purchase price.

Change in Control

Upon a Change in Control that occurs following the Closing, all time-based options will vest, all performance-based options subject to future performance vesting will vest and all performance-based options that have previously met the targets will vest (performance-based options that missed the prior year targets are forfeited).

Definitions

“Cause,” “Good Reason,” “Change in Control” and “Disability” will be as defined in the employment agreement. For convenience, the “Good Reason” definition is copied below.

The Executive will be treated as having terminated her employment with the Company for “Good Reason” if the Executive resigns as an employee of the Company following the sixtieth (60th) day after the occurrence of any of the following events, which has not been cured within thirty (30) days of the Executive providing prior written notice of such event(s) to the Company:

(a) any material and sustained reduction in the Executive’s title or job responsibilities; or

(b) once the Executive’s Base Salary is increased, any reduction in the Executive’s Base Salary below such increased amount (other than an across-the board reduction that applies to all employees or solely to senior executives of the Company); or

(c) any requirement by the Company that the Executive’s principal place of work not be at the Executive’s home office, it being understood that reasonable and customary business travel shall not give rise to Good Reason; or

(d) during the one-year period following any Change of Control, the failure of any successor to the Company, whether direct or indirect and whether by merger, acquisition, consolidation or otherwise, to assume in writing delivered to the Executive, the obligations of the Company under this Agreement.

“Retirement” means termination of employment following the attainment of at least 62 years of age with at least 3 years of service with the Company following the Closing.

Good Leaver/Bad Leaver Provisions:

	Executive Co-Invest Shares	Exercised Stock Options	Unexercised Stock Options
Death/Disability	Company has call option at FMV. Executive has put option at FMV through 6-month anniversary of date of termination.	Company has call option at FMV. Executive has put option at FMV through 6-month anniversary of date of termination.	Vested options must be exercised within 6 months of termination and any shares received are subject to same treatment as under “Exercised Stock Options.” Unvested options expire upon termination.

Retirement

Company has call option at FMV.

Executive has put option at FMV starting on the first anniversary of Retirement for 33 1/3% per year over 3 years, provided that if put is not exercised in any year, that portion of the put expires.

Company has call option at FMV.

Executive has put option at FMV starting on the first anniversary of Retirement for 33 1/3% per year over 3 years, provided that if put is not exercised in any year, that portion of the put expires.

Vested options must be exercised within 3 months of retirement and any shares received are subject to same treatment as under “Exercised Stock Options.” Unvested options expire upon retirement.

Voluntary Termination Without Good Reason Within 5 Years from Grant

Company has call option at FMV less 20%, provided that the 20% discount shall not apply to the extent that the discount would result in the executive receiving less than cost.

Executive has put option at lower of cost/ FMV, provided that put expires if not exercised within 6 months of termination. The Company has up to 6 additional months to settle the put.

		Company has call option at lower of cost/FMV.	All vested and unvested options would expire upon termination.

Voluntary Termination Without Good Reason After 5 Years from Grant

Company has call option at FMV less 20%, provided that the 20% discount shall not apply to the extent that the discount would result in the executive receiving less than cost.

Executive has put option at lower of cost/ FMV, provided that put expires if not exercised within 6 months of termination. The Company has up to 6 additional months to settle the put.

		Company has call option at FMV less 20%, provided that the 20% discount shall not apply to the extent that the discount would result in the executive receiving less than cost.	Vested options must be exercised within 3 months of termination and any shares received are subject to same treatment as under “Exercised Stock Options.”

Termination without Cause or for Good Reason

Company has call option at FMV.

Executive has put option at FMV starting on the first anniversary of termination for 33 1/3% per year over 3 years, provided that if put is not exercised in any year, that portion of the put expires.

	Company has call option at FMV. Executive has put option* at FMV starting on the first anniversary of termination date for 20% per year over 5 years.	Vested options must be exercised within 3 months of termination and any shares received are subject to same treatment as under “Exercised Stock Options.” Unvested options expire upon termination.

Termination for Cause

Company has call option at lower of cost/FMV.

Executive has put option at lower of cost/ FMV, provided that put expires if not exercised within 1 month of termination. The Company has up to 6 additional months to settle the put.

	Company has call option at lower of cost/FMV.	Vested and unvested options expire upon termination.

*	The put options for terminations without Cause are cumulative to the extent not previously put, i.e. if the 20% that may be put in the first year is not, it may be put in the second year in addition to the 20% permitted for the second year.

B-4